EDDIE BAUER ANNOUNCES HIRING OF SENIOR VICE PRESIDENT, DESIGN

SEATTLE, WA, August 6, 2008 — Eddie Bauer Holdings, Inc. (NASDAQ: EBHI) (the “Company”) announces that it has hired Pirkko Karhunen as Senior Vice President, Design.

Ms. Karhunen is a proven and experienced design executive with over 20 years in the industry creating spirited and innovative styles, while actively managing the design execution. Most recently, Ms. Karhunen worked with the CEO and President of Aeropostale in the development of a new product concept set to launch next year. Prior to that, Ms. Karhunen was with Lilly Pulitzer, where she held several design roles between 2005 and 2007, including Senior Vice President of Design. From 1999 to 2004, Ms. Karhunen was Senior Director of Design for Women’s and Children’s with Land’s End. From 1997 to 1999, Ms. Karhunen served as Director of Design for Gymboree’s Zutopia business. Ms. Karhunen has also worked for Anne Klein and Lands’ End in design roles. Ms. Karhunen graduated from the Parsons School of Design in New York.

Mr. Fiske commented, “We are thrilled that Ms. Karhunen will be joining our design team; she is a creative and well-respected leader. This is a major step forward for Eddie Bauer. Ms Karhunen understands where we are going, appreciates our heritage, and knows how to translate direction into winning products. Her significant experience will continue to push our designs forward and strengthen our brand.“

As an inducement to join the Company, Ms. Karhunen will be granted, effective August 11, 2008, 20,000 restricted stock units that will become 100% vested at the conclusion of four years of service, options to purchase 30,000 shares of the Company’s common stock, vesting ratably over four years and priced at the closing price of the Company’s common stock on August 11, 2008, the date Ms. Karhunen commences her employment with the Company. These awards are inducement awards under NASDAQ Marketplace Rule 4350(i).

About Eddie Bauer
Established in 1920 in Seattle, Eddie Bauer is a specialty retailer that sells outerwear, apparel and accessories for the active outdoor lifestyle. The Eddie Bauer brand is a nationally recognized brand that stands for high quality, innovation, style and customer service. Eddie Bauer products are available at 371 stores throughout the United States and Canada, through catalog sales and online at http://www.eddiebauer.com. Eddie Bauer participates in a joint venture in Japan and has licensing agreements across a variety of product categories.

Contact: SOURCE:	Marv Toland, Chief Financial Officer, 425-755-6226 Eddie Bauer Holdings, Inc.